AMENDMENT TO AGREEMENT OF REORGANIZATION


     This Amendment is made and entered into this 18th day of February, 1999, by and among CANNON FINANCIAL COMPANY, a Kansas corporation ("Corporation"),
ADVANCED FINANCIAL, INC., a Delaware corporation ("AFI"), SEQUOIA COMPANY ("Sequoia") and LEE GREIF ("Greif").

                              W I T N E S S E T H:

      WHEREAS, the parties hereto, as well as the other shareholders of Corporation, Terrence P. Dunn and Mark P. Offill ("such parties"), did enter into that certain Agreement of Reorganization dated February 5, 1999 ("Agreement of Reorganization");

      WHEREAS, Sequoia has represented to Corporation and AFI that it has reviewed the contents of the Agreement of Reorganization with such parties, and has the authorization of such parties to enter into this Amendment on behalf of said parties;

      WHEREAS, Greif has communicated with representatives of Corporation and such parties as to this Amendment and matters set forth herein; and

      WHEREAS, Sequoia and Greif, in order to secure this representation and promise to Corporation and AFI, have agreed to indemnify Corporation and AFI from any and all damages that may occur to either or both of them as a result of any of such parties successfully arguing that Greif and Sequoia did not have authority to enter into the Amendment on behalf of such parties.

      NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

           1. The first sentence of Paragraph 1.03(b) is hereby revised in its entirety to read as follows:

 Shareholders and AFI agree to cause Corporation, at AFI's expense, by no later than sixty (60) days after the Closing Date, to prepare an audited balance sheet and income statement of Corporation as of the end of business on January 31, 1999 ("Closing Balance Sheet") to be prepared in accordance with generally accepted accounting principles by the accounting firm of Grant Thornton and in a manner agreeable to AFI and its accountants.

           2. The  parties  hereto  agree that the  following  shall be added to
Exhibit 2.02 of the Agreement of Reorganization:

 An option in favor of William B. Morris to purchase 150,000 shares of the common capital stock of AFI for a purchase price of $.25 per share, which option may only be exercised on or after February 19, 2001 (if William B. Morris is employed by AFI on February 19, 2001), and then only pursuant to the following restrictions:

      (a) Seventy-five thousand (75,000) shares may be purchased when AFI stock has been traded for twenty (20) consecutive days on a public stock exchange at a purchase price of One Dollar ($1.00) or more.

      (b) The final seventy-five thousand (75,000) shares may be purchased only when AFI common stock has been traded for twenty (20) consecutive days on a publicly traded stock exchange at a purchase price of Two Dollars ($2.00) or more.

           3. The parties hereto agree that the following table should be added to Exhibit 2.02 of the Agreement of Reorganization to supplement the listing of shares of capital stock of Corporation as of the Closing Date:

                                                    Percentage of
    Shareholder                                      Stock Owned   No. of Shares

    Sequoia Company                                      48.15%       6,500
    Piper Jaffray,  Inc., custodian for the benefit      14.81%       2,000
    of Terrence P. Dunn
    Larry and Constance Davis                             7.41%       1,000
    David Offill                                          7.41%       1,000
    JMO Group                                            14.81%       2,000
    Mark P. Offill, Trustee of the Jean Offill            7.41%       1,000
    Grandchildren's Irrevocable Trust                    ______      ______

    TOTAL                                                  100%      13,500


           4. In consideration for the agreement of AFI to go forward under the Agreement of Reorganization without requiring that all shareholders of Cannon sign this Amendment, Sequoia and Greif, jointly and severally, hereby agree to indemnify and hold AFI, Corporation and William B. Morris, and each of them, harmless from any and all losses, causes of actions, costs, claims, expenses and damages whatsoever (including reasonable attorneys' fees) ("Damages") incurred by AFI, Corporation or William B. Morris as a result of the allegations of any shareholder of Corporation that they have been damaged as a result of their failure to execute this Amendment.

Promptly upon receipt by AFI, Corporation or William B. Morris of a notice of a claim which may give rise to a claim for Damages, AFI, Corporation or William B. Morris shall give written notice thereof to Sequoia and Greif. No failure or delay of AFI, Corporation or William B. Morris, in the performance of the foregoing, shall relieve, reduce or otherwise affect Sequoia and Greif's obligations and liability to indemnify AFI, Corporation or William B. Morris, pursuant to this Amendment. Sequoia and Greif may, at their sole expense, undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as Sequoia and Greif, in their sole discretion, shall elect and AFI, Corporation or William B. Morris shall execute such documents and take such steps as may be reasonably necessary in the opinion of counsel for Sequoia and Greif to enable Sequoia and Greif to conduct the defense of such claim for Damages. If Sequoia and Greif fail or refuse to defend any claim for Damages, Sequoia and Greif may nevertheless, at their own expense, participate in the defense of such claim by AFI, Corporation or William B. Morris, and in any and all settlement negotiations relating thereto. In any and all events, Sequoia and Greif shall have such access to the records and files of AFI, Corporation or William B. Morris relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

           5.  In  all  other   respects,   the   aforementioned   Agreement  of
Reorganization shall remain in full force and effect as written.

      IN WITNESS WHEREOF, the undersigned parties have executed this Amendment on the day and year first above written.



AFI:                                ADVANCED FINANCIAL, INC.,
                                    a Delaware corporation

                                    By: ________________________________
                                    Printed Name:_______________________
                                    Title: _____________________________



CORPORATION:                        CANNON FINANCIAL COMPANY,
                                    a Kansas corporation

                                    By: _______________________________
                                    Printed Name: _____________________
                                    Title: ____________________________



SEQUOIA:                            SEQUOIA COMPANY

                                    By: ______________________________
                                    Printed Name: ____________________
                                    Title: ___________________________



GREIF:                              __________________________________
                                    Lee Greif


                                       3